UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 1, 2020 (May 29, 2020) Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1550 Market St. #425
Denver, CO 80202

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	RLH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2020, Red Lion Hotels Corporation announced the appointment of Mr. Gary Kohn as Executive Vice President and Chief Financial Officer, effective May 29, 2020. There are no arrangements or understandings between Mr. Kohn and any other persons pursuant to which he was selected as an officer and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Kohn brings to Red Lion more than 30 years of experience in finance, accounting, investor relations, treasury and strategy. Mr. Kohn has been serving as a consultant to Red Lion since May 18, 2020. Prior to joining Red Lion, Mr. Kohn was the founder and principal of GAK Advisors, an investor relations and financial consulting firm. From April 2016 until December 2018, Mr. Kohn held the roles of Chief Financial Officer and Vice President Investor Relations at Westmoreland Coal Company, and served as the Vice President, Investor Relations and Treasurer for Intrepid Potash from January 2013 until April 2016. Mr. Kohn has held leadership positions at companies including First Data, Western Union, and Ciber. Mr. Kohn received his B.S. in Accounting from the University of Northern Colorado in 1988 and was a licensed Certified Public Accountant from 1989 through 2000.

We have entered into a letter agreement with Mr, Kohn under which he will be employed by us on an at-will basis, and which contains the following terms regarding his compensation: Mr. Kohn is entitled to an annual base salary of $350,000. Mr. Kohn is eligible to participate in our short term and long term incentive plans in which executive vice presidents may participate, and his short term bonus target is set at 60% of base salary. Effective May 29, 2020, Mr. Kohn will receive a one-time grant of 90,000 restricted stock units (RSUs), which will vest 25% on each of the four anniversaries of issuance. Mr. Kohn will be eligible to participate in the employee benefits programs that are available to any newly hired executive vice president, as well as other benefits that are subsequently added for executive vice presidents for which he is qualified as a named executive officer of the Company. Mr. Kohn is also entitled to certain severance benefits if his employment is terminated by the Company. If the Company terminates Mr. Kohn at any time without cause, he will be entitled to receive a severance payment equal to one-half of his annual base salary for the year in which the termination occurs. If the Company experiences a change of control during Mr. Kohn’s employment, and there is a constructive termination of his employment without cause within twelve months after such change of control, then: (i) Mr. Kohn will receive a lump-sum severance payment equal to his annual base salary for the year in which the termination occurs; (ii) RLHC will accelerate vesting on any portion of any equity grant previously made to Mr. Kohn under our 2015 Stock Incentive Plan, or any successor plan, that would otherwise have vested within 12 months of the date of the constructive termination; and (iii) all restrictions on vested restricted stock or restricted stock units previously granted to Mr. Kohn will terminate, and the company shall issue all common stock underlying any such awards (other than performance based shares where performance has not been met, and the award agreement does not authorize such acceleration).

The term “cause” means (i) Mr. Kohn willful and intentional failure or refusal to perform or observe any of his material duties, responsibilities or obligations, after notice and opportunity to cure; (ii) any willful and intentional act by Mr. Kohn involving fraud, theft, embezzlement or dishonesty affecting the company; or (iii) Mr. Kohn’s conviction of (or a plea of nolo contendere to) an offense that is a felony in the jurisdiction involved.

The term “change of control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of the company’s outstanding securities by a “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act of 1934), adoption of a sale or liquidation plan of substantially all of the company’s assets or other similar transaction or series of transactions, or the acquisition of 50% or more of the combined voting power of the company’s outstanding securities by a person or group.

A “constructive termination” will be deemed to occur if we terminate Mr. Kohn’s employment without cause or if Mr. Kohn voluntarily elects to terminate his employment within thirty days after any of the following events occur without his consent: (i) there is a significant reduction in the overall scope of his duties, authorities and responsibilities, or (ii) there is a reduction of more than 20% of his base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance), or (iii) he is required to relocate from his present residence as a condition of continuing employment.

Item 7.01.	Regulation FD Disclosure.

A copy of the June 1, 2020 press release announcing the appointment of Mr. Kohn is furnished as Exhibit 99.1 to this report.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated June 1, 2020

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Date: June 1, 2020	By:
/s/ John Russell
Interim Chief Executive Officer